UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: June 15, 2006
(Date of earliest event reported)
ORIGEN FINANCIAL, INC.
(Exact name of registrant as specified in its charter)
Commission File No. 000-50721

Delaware	20-0145649
(State of incorporation)	(IRS Employer I.D. No.)
27777 Franklin Road
Suite 1700
Southfield, Michigan 48034
(Address of principal executive offices)
(248) 746-7000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
      On June 15, 2006, the Board of Directors and the Compensation Committee of Origen Financial, Inc. approved and adopted of the Origen Financial, Inc. 2006 Retention Plan (the “Plan”). The following brief description of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Exhibit 10.1.
      The purpose of the Plan is to maximize stockholder value by: (i) allowing Origen and its subsidiaries to attract and retain capable and qualified employees and officers, (ii) providing for continuity and stability of management before, during and after a change in control of Origen (as defined in the Plan), and (iii) providing Plan participants with fair and reasonable protection from the risks presented by the possibility of a change in control.
      Under the Plan, the Compensation Committee has the authority to designate employees of Origen and its subsidiaries as participants in the Plan and to determine the “tier” in which each will participate. To date no Origen employees have been designated to participate in the Plan.
      There are six Plan tiers. Three tiers provide for lump sum change in control payments ranging from 25% to 100% of the participant’s base salary. The other three tiers provide for lump sum change in control payments ranging from 100% to 299% of the sum of (i) the participant’s base salary, and (ii) 50% of the participant’s target bonus amount.
      Change in control payments will be payable to each Plan participant if (i) the participant is still employed by Origen on the first anniversary of the change in control, (ii) during such one-year period, the participant’s employment is terminated without cause by Origen, the participant resigns with good reason or the participant dies or becomes disabled, or (iii) Origen terminates the participant’s employment in anticipation of a change in control during a specified period before the closing of the change in control transaction.
      If, in addition to the change in control payment under the Plan, a participant is entitled to a payment from Origen upon a change in control or similar event under any other plan or agreement, the participant will be entitled to receive only one change in control payment. If a payment to a participant under the Plan, together with all other payments from Origen to the participant in connection with a change in control or the participant’s termination or resignation, constitutes a “parachute payment” under Section 280G(b)(2) of the Internal Revenue Code, then Origen will gross up the payment to cover all applicable excise taxes.
      Participants receiving change in control payments under the Plan are generally prohibited from competing with Origen or soliciting Origen’s employees for employment for a period of three to twelve months, depending on their tier of participation.
     Origen may terminate or amend the Plan, but no termination or amendment that is materially adverse to a participant will be effective without the written consent of the participant, provided that a termination or an amendment may be adopted without the consent of an affected participant if it is adopted on or before March 15 of a given year and does not become effective until after March 31 of the same year, and no change in control has occurred prior to the time such termination or amendment becomes effective.

Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

10.1	Origen Financial, Inc. Retention Plan dated June 15, 2006*

*	Management contract or compensatory plan or arrangement.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2006	Origen Financial, Inc.

	By:	/s/ W. Anderson Geater, Jr.

W. Anderson Geater, Jr., Chief Financial Officer

ORIGEN FINANCIAL, INC.
EXHIBIT INDEX

Exhibit No.	Description
10.1	Origen Financial, Inc. Retention Plan dated June 15, 2006*

*	Management contract or compensatory plan or arrangement.